Exhibit 4.5
                                   to Form F-9

















                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                              AND MANAGEMENT PROXY
                                    CIRCULAR




                                                NATIONAL BANK OF CANADA

                  Notice is hereby given that the Annual Meeting of Holders of Common Shares of National Bank of Canada (the "Bank") will be held on Wednesday, March 12, 1997 at 8:30 a.m. at the Queen Elizabeth Hotel, 900 Rene-Levesque Blvd. West, Montreal, Canada, for the following purposes:

                  (a) to receive the Annual Report including the Consolidated Financial Statements for the financial year ended October 31, 1996 and the Auditors' Report thereon;

                  (b) to elect Directors;

                  (c) to appoint Auditors;

                  (d) to examine and to pass a special resolution confirming the proposed amendment to Section 4.1 of By-Law 1 of the Bank regarding the minimum and maximum number of Directors of the Bank;

                  (e) to examine and to vote on the proposals submitted by a Shareholder regarding the following matters:

                  o   limit on the remuneration of the senior Executive Officer:

                  o   abolition of the loan program for Executive Officers;

                  o separation of the role of the Chairman of the Board from that of the Chief Executive Officer;

                  o ineligibility of a provider of services to sit as a Director;

                  o   limit on the term of Board Members; and

                  (f) to transact such other business as may properly be brought before the Meeting.

By Order of the Board.

Johanne L. Remillard
Vice-President--Legal Affairs
and Corporate Secretary

Montreal, January 16, 1997

                  Holders of Common Shares of the Bank who are unable to attend the Meeting are requested to complete, date and sign the enclosed Form of Proxy. In order to be valid, proxies must be returned to:

                  General Trust of Canada
                  P.O. Box 888, Station B
                  Montreal, Quebec H3B 9Z9
                  in the postage-paid envelope provided or by fax to:
                  (514) 871-7442, no later than 5:00 p.m.
                  on March 10, 1997.

as at January 16, 1997

Solicitation of Proxies

                  This Management Proxy Circular is furnished in connection with the solicitation by the Management of National Bank of Canada (the "Bank") of proxies to be used at the Annual Meeting of Holders of Common Shares of the Bank (the "Meeting"), to be held at the time and place and for the purposes set forth in the Notice of Meeting accompanying this Management Proxy Circular and at any adjournment thereof. The solicitation will be done by mail and by telephone by employees or agents of the Bank. The costs of the solicitation by Management will be borne by the Bank. The Bank also reserves the option of calling on the services of an external firm to solicit proxies on its behalf. The Bank estimates that the costs of such solicitation will be nominal.


Appointment and Revocation of Proxies

                  The proxyholders designated in the enclosed Form of Proxy are Directors or Officers of the Bank. If a Shareholder wishes to appoint a person not designated in the Form of Proxy, he may do so by striking out the names appearing thereon and inserting the name of such person in the blank space provided. A proxyholder is not required to be a Shareholder of the Bank. In order to be valid, proxies must be returned to General Trust of Canada, in the postage-paid envelope provided or by fax and be received by its Stock and Bond Transfer Services, P.O. Box, 888, Station B, Montreal, Quebec, H3B 9Z9, fax
(514) 871-7442, no later than 5:00 p.m. on March 10, 1997.

                  A Shareholder may revoke a proxy by depositing an instrument in writing executed by him or by his proxyholder authorized in writing:

                  (i) at the Head Office of the Bank, c/o Secretary's Office, 600 de La Gauchetiere West, 4th Floor, Montreal, Quebec, H3B 4L2, no later than the last business day preceding the day of the Meeting or any adjournment thereof; or

                  (ii) with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof.


Voting by Proxies

                  Shares represented by a proxy are to be voted or withheld from voting on any ballot by the proxyholders designated in the enclosed Form of Proxy, in accordance with the directions of the Shareholders.

                  If no instructions are given, Common Shares will be voted FOR the election of the proposed Directors, the appointment of Auditors and the confirmation of the amendment to Section 4.1 of By-Law 1 of the Bank and AGAINST the proposals regarding the limit on the remuneration of the senior Executive Officer, the abolition of the loan program for Executive Officers, the separation of the role of the Chairman of the Board from that of the Chief Executive Officer, the ineligibility of a provider of services to sit as a Director, and the limit on the term of Board Members.

                  The enclosed Form of Proxy, if duly signed, confers discretionary authority upon the designated proxyholders with respect to matters not specifically identified in the Notice of Meeting and which may properly come before the Meeting and to any amendments or variations to matters identified in the Notice of Meeting.


Voting Common Shares

                  As at January 10, 1997, 168,307,543 Common Shares of the Bank were issued and outstanding. Holders of Common Shares of record at the close of business on January 13, 1997 or their duly designated proxyholders are entitled to receive notice of the Annual Meeting and to vote at the Meeting. However, any transferee of any share after that date who requests, not later than 10 days before the Meeting, that his name be included in the list is also entitled to vote.

                  Unless restricted as hereinafter provided, each holder of Common Shares of record is entitled to one vote for each share held. To the knowledge of the Directors and Officers of the Bank, no individual or corporation beneficially owns, directly or indirectly, or exercises control or direction over Common Shares carrying more than 10% of the voting rights attached to the Common Shares of the Bank.


Voting Restrictions

                  The Bank Act (Canada) (the "Act") contains provisions which, under certain circumstances, restrict the voting rights pertaining to the share capital of the Bank as regards voting in person or by proxy. These provisions may be summarized as follows:

                  Shares held by the government or other persons - No person shall, in person or by proxy, exercise the voting rights attached to any class of shares of the Bank that are beneficially owned by:

                  (i) Her Majesty in right of Canada or in right of a province or an agency thereof;

                  (ii) the government of a foreign country or any political subdivision thereof or an agency thereof.

                  The foregoing is a summary only and is subject to the express provisions of the Act.


Confidentiality Of Votes

                  In order to protect the confidential nature of voting by proxy, General Trust of Canada ("General Trust"), the registrar and transfer agent of the Bank, records the votes exercised by proxy as received and compiles the results for the Meeting. It submits a Form of Proxy to the Bank only when a Shareholder clearly wants his or her personal opinion made known to Management or when it is required to do so by law.


Presentation of Financial Statements

                  The Annual Report including the Consolidated Financial Statements of the Bank for the financial year ended October 31, 1996 and the Auditors' Report on these financial statements will be submitted to the Meeting.

Election of Directors

                  The proxyholders appointed in the Form of Proxy for the Meeting intend to vote for the 23 nominees proposed on pages 4, 5 and 6. Each Director elected at the Meeting will hold office until the next Annual Meeting of the Bank, the election or appointment of a replacement, or until the position is vacated, whichever event occurs first. The table below provides a list of the names of the nominees to the Board of Directors, their principal occupation and sector of activity, the number of shares of the Bank which they beneficially own, directly or indirectly, or over which they exercise control or direction, as well as the date of their initial appointment as Director of the Bank.

                  In accordance with the Act, the following table also contains a record of attendance by Directors at meetings of the Board of Directors and of the Executive Committee during the 12 months immediately preceding the date of the Notice of Meeting enclosed herewith, namely, January 16, 1997. During this period, the Board of Directors held 10 meetings and the Executive Committee held eight meetings.

                                        6

                                                                               Common (a) and      Attendance at    Attendance at
                                                                             First Preferred (b)  Meetings of the  Meetings of the
                                                                             Shares Beneficially     Board of         Executive
Name and Place of                                                             Owned, Controlled      Directors        Committee
Residence                 Principal Occupation              Director Since       or Directed           (10)              (8)
----------------------------------------------------------------------------------------------------------------------------------

Andre Berard              Chairman of the Board and Chief   July 1985            98,300(a)             10               8
Montreal, Quebec          Executive Officer
                          National Bank of Canada

Maurice J. Closs          Corporate Director                August 1988           2,000(a)              7
St. Clair Beach, Ontario

Gerard Coulombe           Senior Partner                    February 1994         1,650(a)             10
Sainte-Marthe, Quebec     Desjardins Ducharme Stein
                          Monast (Barristers and solicitors)

Leon Courville            President and Chief Operating     November 1993        31,896(a)              9               8
Outremont, Quebec         Officer
                          National Bank of Canada

Francois Jean Coutu       President and Chief Operating     January 1993          1,000(a)              6
Outremont, Quebec         Officer
                          Le Groupe Jean Coutu (PJC) Inc.
                          (Franchisor of a chain of pharmacies
                          and distributor of pharmaceuticals and
                          other products)

Shirley A. Dawe           President                         July 1988             1,500(a)              9

Toronto, Ontario          Shirley Dawe Associates Inc.
                          (Consultants)

Jean Douville             Chairman of the Board and Chief   January 1992          2,000(a)              7
Montreal, Quebec          Executive Officer
                          UAP Inc.
                          (Distributor of automotive parts)

Marcel Dutil              Chairman of the Board, President  January 1982         88,418(a)              8               8
Montreal, Quebec          and Chief Executive Officer
                          Canam Manac Group Inc.
                          (industrial and holding company -
                          frames, joists and steel decks,
                          steelworks and transportation
                          equipment)

Paul Gobeil*              Vice-Chairman of the Board        February 1994          4,000(a)            10
Montreal, Quebec          Metro-Richelieu Inc.
                          (Distributor of food products)

Donald M. Green           Chairman of the Board             July 1988                                   9
Burlington, Ontario       ACD Tridon Inc.
                          (Automotive parts manufacturer)

Suzanne Leclair*          President and Chief Executive     July 1989              5,150(a)            10
Laval, Quebec             Officer
                          Transit Truck Bodies Inc.
                          (Manufacturer of truck bodies)

Bernard Lemaire           Chairman of the Board             October 1983          65,712(a)             7               7
Kingsey Falls, Quebec     Cascades Inc.
                          (Manufacturer of paper and plastic)

                                                                               Common (a) and      Attendance at    Attendance at
                                                                             First Preferred (b)  Meetings of the  Meetings of the
                                                                             Shares Beneficially     Board of         Executive
Name and Place of                                                             Owned, Controlled      Directors        Committee
Residence                 Principal Occupation              Director Since       or Directed           (10)              (8)
----------------------------------------------------------------------------------------------------------------------------------

Gaston Malette            Chairman of the Board             July 1988              11,600(a)            7
Timmins, Ontario          Malette Inc.                                             26,460(b)
                          (Kraft pulp and forestry
                          produces company)

Leonce Montambault        Corporate Director                January 1990           10,703(a)            9               7
Sillery, Quebec

Gordon F. Osbaldston      Professor Emeritus                July 1988               1,270(a)            7
London, Ontario           Ivey School of Business
                          University of Western Ontario
                          (Educational institution)

J. Robert Ouimet          President and Chief Executive     November 1972          20,000(a)            7
Montreal, Quebec          Officer
                          Ouimet-Cordon Bleu Inc.
                          (Manufacturing and marketing
                          of food products)

Robert Parizeau           President and Chief Executive     December 1978          21,673(a)            9               8
Montreal, Quebec          Officer
                          Sodarean Inc.
                          (Insurance and reinsurance
                          holding company)

Michel Perron             Chairman of the Board and Chief   October 1979           50,000(a)            6
Westmount, Quebec         Executive Officer
                          Somiper Inc.
                          (Investment Company)

Raymond Royer             President and Chief Executive     July 1989              22,844(a)            8
Ile-Bizard, Quebec        Officer
                          Domtar Inc.
                          (Manufacturer of pulp, paper
                          and forestry products)

Guy St.-Germain           President                         November 1974           6,108(a)            6               7
Outremont, Quebec         Placements Laugerm, inc.
                          (Investment company)

Lino Saputo               President and Chief Executive     July 1989             235,287(a)            8               7
Montreal, Quebec          Officer
                          Saputo Cheese Limited
                          (Manufacturer of dairy products)

Claude F. Savoie*         President                         January 1988            7,350(a)            9
Moncton, New Brunswick    Acadian Construction (1991) Ltd.
                          (General contractors)

Paul-Gaston Tremblay*     President                         October 1978            5,665(a)           10
Chicoutimi, Quebec        Primo-Gestion Inc.
                          (Management Consultant and
                          Corporate Director)

*Member of the Audit Committee

                  The above nominees provided the information as to the shares beneficially owned, directly or indirectly, or over which control or direction was exercised by them as at December 19, 1996.

                  Marc Bourgie, Mary Schaefer Lamontagne, Pierre Lortie and Louise B. Vaillancourt, Directors since September 1974, August 1977, January 1986 and October 1976 respectively, will not be standing for re-election. During the past financial year, Mr. Bourgie, Ms. Schaefer Lamontagne, Mr. Lortie and Ms. Vaillancourt attended 3, 10, 6 and 10 meetings of the Board of Directors, respectively. Mr. Lortie also attended 2 meetings of the Executive Committee. Mr. Bourgie and Ms. Vaillancourt were also members of the Audit Committee.

Other Functions Held by Directors in Bank Subsidiaries

                  Andre Berard is a Director of Natcan International Trade Finance and Investment Company Ltd. and Natcan Finance (Asia) Limited, wholly owned subsidiaries of the Bank.

                  Jean Douville and Robert Parizeau are Directors of Levesque, Beaubien and Company Inc., a subsidiary of the Bank.

                  Maurice J. Closs, Suzanne Leclair, Gordon F. Osbaldeston and Michel Perron are Directors of Natcan Trust Company, a wholly owned subsidiary of the Bank.

                  Gerard Coulombe, Francois Jean Coutu, Jean Douville, Paul Gobeil, Leonce Montambault and Claude F. Savoie are Directors of National Bank Life Insurance Company, a wholly owned subsidiary of the Bank.

                  Paul-Gaston Tremblay is a Director of General Trust, a wholly owned subsidiary of the Bank.

                  Leon Courville is a Director and Chairman of the Board of General Trust and of National Bank Life Insurance Company, and a Director of Natcan (Nominees) Ltd. and Natcan Finance (Asia) Limited, subsidiaries of the Bank that are wholly owned either directly or indirectly.

Appointment of Auditors

                  The Act provides that the financial statements of the Bank shall be audited by at least one firm of auditors but may be audited by two separate firms of auditors until the close of the next Annual Meeting.

                  During the past five years, four firms have acted as auditors of the Bank: Mallette Maheu (formerly Mallette, Benoit, Boulanger, Rondeau & Associes) and Raymond, Chabot, Martin, Pare, each appointed on January 24, 1991; Price Waterhouse, appointed on January 30, 1992; and Samson Belair Deloitte & Touche, appointed on January 28, 1993.

                  For the financial year ending October 31, 1997, the proxyholders designated in the enclosed Form of Proxy for the Meeting intend to vote for the appointment of Price Waterhouse and Samson Belair Deloitte & Touche, general partnership, as auditors of the Bank to hold office until the next Annual Meeting.

                  Amendment to Section 4.1 of By-Law 1 of the Bank Regarding the Minimum and Maximum Number of Directors on the Board of Directors of the Bank.

                  The Board of Directors, at its meeting of December 19, 1996, passed a resolution to amend Section 4.1 of By-Law 1 of the Bank regarding the minimum and maximum number of Directors on the Board of Directors of the Bank so that it would in future consist of no less than twenty (20) and no more than thirty (30) Directors. This section previously stated that the Board of Directors should consist of no less than twenty-four (24) and no more than forty-eight (48) Directors.

                  The wording of the draft shareholder resolution is provided in Appendix 1 of this Circular. The amendment to Section 4.1 of By-Law 1 of the Bank shall be submitted for approval to the holders of Common Shares, who must confirm it by way of a special resolution passed by two-thirds of the votes cast.

                  The Management of the Bank recommends voting FOR this resolution.

Proposals Made by a Shareholder

                  The text of these proposals is presented in Appendix 2 of this Circular.

                  The Board of Directors of the Bank recommends voting AGAINST these proposals.

REMUNERATION PAID BY THE BANK AND ITS SUBSIDIARIES TO
COMPENSATED DIRECTORS AND OFFICERS

                  The following information is provided in accordance with the provisions of the Act as well as the securities legislation in effect in the provinces of Canada.

                  All amounts in this Circular are in Canadian currency.

                  Preliminary Note: For the purposes hereof, the following expressions have the meanings set out below.

                  Executive Officers: Designates, within the meaning of applicable securities legislation, the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer, the Senior Executive Vice-President--Operations, the Senior Executive Vice-President--Treasury, Brokerage and Corporate Banking, the Executive Vice-President and Chairman of the Credit Committee, the President and Chief Executive Officer--General Trust of Canada, the Executive Vice-Presidents and the Senior Vice-Presidents.

                  Named Executive Officers: Designates, within the meaning of applicable securities legislation, the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer, the Senior Executive Vice-President--Operations, the Senior Executive Vice-President--Treasury, Brokerage and Corporate Banking, and the Senior Vice-President--Treasury and Financial Markets.

                  Officers: Designates the Officers of the Bank, namely, the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer, the Senior Executive Vice-President--Operations, the Senior Executive Vice-President--Treasury, Brokerage and Corporate Banking, the Executive Vice-President and Chairman of the Credit Committee, the President and Chief Executive Officer--General Trust of Canada, the Executive Vice-Presidents, the Senior Vice-Presidents and the Vice-Presidents.

                  Compensated Directors: Designates the Directors of the Bank who are not Officers and who receive compensation from the Bank in their capacity as Directors thereof or of one of its subsidiaries, as applicable.

Aggregate Remuneration:

                  The table below shows the aggregate remuneration paid during the last completed financial year to Compensated Directors, as Directors of the Bank or one of its subsidiaries, and to Officers of the Bank, who have received as Officers of the Bank or one of its subsidiaries aggregate remuneration in excess of $75,000.

                  The Compensated Directors receive annual base remuneration and attendance vouchers.

                  Up until June 30, 1996, their annual base remuneration was $9,000 for the Board of Directors of the Bank, $3,000 for the Executive Committee and $1,500 for each of the other Board committees as well as for the Boards of Directors and committees of the Bank's subsidiaries. The Chair of each committee received additional base remuneration of $2,500 in the case of the Bank and its subsidiaries. The Compensated Directors of the Bank also received an attendance voucher of $700 per meeting of the Board of Directors or of a committee. This remuneration did not apply to Directors of General Trust.

                  On July 1, 1996, the base remuneration of Compensated Directors and Directors of certain subsidiaries of the Bank was amended. Their annual base remuneration is now $10,000 for the Board of Directors of the Bank, $3,500 for the Executive Committee and $1,800 for each of the other Board committees as well as for the Boards of Directors and committees of the Bank's subsidiaries. The Chair of each committee receives additional base remuneration of $3,000 in the case of the Bank and its subsidiaries. Compensated Directors also now receive an attendance voucher of $1,000 per meeting of the Board of Directors or of a committee. This remuneration does not apply to Directors of General Trust.

                  The Directors of General Trust, with the exception of those who are salaried Officers of General Trust or the Bank, also receive annual base remuneration and attendance vouchers. Their base remuneration is $6,000 for the Board of Directors of General Trust and $1,000 for each of the Board committees. The Chair of each General Trust committee receives additional base remuneration of $1,000. The Chairman of the Board of General Trust would receive $2,500 per annum if he were not an Officer of the Bank. Directors of General Trust also receive an attendance voucher of $500 per meeting of the Board of Directors or of a committee.

The Bank pays the cost of expenses incurred by Compensated Directors to attend meetings of the Boards of Directors and committees.


STATEMENT OF REMUNERATION OF COMPENSATED DIRECTORS AND OFFICERS OF THE BANK AND ITS SUBSIDIARIES FOR THE FINANCIAL YEAR ENDED OCTOBER 31, 1996

                                                 Fees         Salaries       Bonuses         Other          Total
                                                   $             $              $              $              $
                                            ---------------------------------------------------------------------------
Remuneration of Directors
Number of Compensated Directors:  28
Corporations incurring the expenses:
   National Bank of Canada                       578,446                                                     578,446
   Natcan Trust Company                           13,633                                                      13,633
   Levesque, Beaubien and Company Inc.            23,500                                                      23,500
   General Trust of Canada                        14,500                                                      14,500
   National Bank Life Insurance Company           46,233                                                      46,233
Remuneration of Officers
Number of Officers:  78
Corporation incurring the expenses:
   National Bank of Canada                                   11,440,967     6,194,030(1)    595,465(2)    18,230,462
Totals                                           676,312     11,440,967     6,194,030       595,465       18,906,774


(1)  Bonuses granted under the short-term incentive compensation program.
(2) Contributions made by the Bank to the Pension Plan for Designated Employees and the Employee Share Ownership Plan of the Bank.


                  During the past financial year, a total of $123,692 in severance payments was paid to three Officers of the Bank.

Summary of Compensation

                  For the last completed financial year, the Bank had 20 Executive Officers.

                  The table below, presented in accordance with applicable securities legislation, shows the aggregate compensation paid by the Bank and its subsidiaries during each of the three most recently completed financial years to the persons who, as at October 31, 1996, were Named Executive Officers.


SUMMARY OF AGGREGATE COMPENSATION OF NAMED EXECUTIVE OFFICERS


                                                                                    Long-Term Companies
                                                 Annual Compensation             -------------------------
                                      --------------------------------------                     Payouts
                                                                                    Awards      Long-Term
                                                                                  Securities    Incentive
                                                                Other Annual     Under Options   Program      All Other
                                         Salary       Bonus   Compensation(1)     Awarded(2)    Payouts(3)  Compensation
Name and Position                Year       $           $            $                 $            $             $
-----------------               -----------------------------------------------------------------------------------------
Andre Berard, Chairman of the
Board and Chief Executive
Officer                         1996       487,910     588,080        31,330         134,000          nil          nil
                                1995       487,910     454,940        27,616          90,000      363,870          nil
                                1994       487,910     364,683        40,753          62,000      201,352          nil

Leon Courville, President and
Chief Operating Officer         1996       329,096     360,000        10,228          75,000          nil          nil
                                1995       329,096     275,000        11,303          48,000      134,134          nil
                                1994       319,095     200,000        19,428          32,000       74,180          nil

Pierre Paquette, Senior
Executive Vice-President
--Operations                    1996       251,808     125,000         4,860          50,000          nil          nil
                                1995       251,808     125,000         7,159          32,000      134,134          nil
                                1994       251,808      90,000        11,139          26,000       74,180          nil

Jean Termel, Senior Executive
Vice President--Treasury,
Brokerage and Corporate
Banking                         1996       306,159     574,216        10,055          60,000          nil          nil
                                1995       306,159     449,246         7,046          32,000      163,081          nil
                                1994       306,159     404,246        14,625          26,000       87,807          nil

Real Raymond, Senior Vice-
President--Treasury and
Financial Markets               1996       199,452     100,000         3,046          32,000          nil          nil
                                1995       186,507      70,000         2,608          20,000       54,172          nil
                                1994       176,726      55,000         3,800          14,000       26,162          nil


(1) The amounts in this column only represent benefits relating to loans granted at preferred interest rates to Named Executive Officers. The Named Executive Officers also have the use of a leased car and may, at their option, participate in the Employee Share Purchase Plan of the Bank, the aggregate value of these other benefits for the financial year ended October 31, 1996 does not exceed the lesser of (i) $50,000 or (ii) 10% of the annual salary and aggregate bonuses paid to Named Executive Officers.

(2) These options were granted under the Stock Option Plan of the Bank. For further information, refer to the "Stock Option Plan" section.

(3) These amounts represent loans granted under the Bank's former long-term bonus program for the 1991-1994 and 1992-1995 cycles. For further information, refer to the "Long-Term Incentive Compensation Programs" section.

Short-Term Incentive Compensation Program

                  The Bank has a short-term incentive compensation program which complements the base salary of Officers. Under this program, bonuses are generally granted once a year if so justified by the results of the Bank and the relevant sector in relation to the objectives set.

Long-Term Incentive Compensation Programs

Long-Term Bonus Program

                  On November 1, 1993, the Bank decided to discontinue the Long-Term Bonus Program described below.

                  Under the provisions of this former program based on three-year cycles, interest-free loans were granted to Officers in accordance with their line level, salary and individual performance. These loans were used to purchase Common Shares of the Bank at the market price prevailing at the time of purchase. Each of the loans remained in effect as long as it had not been repaid, unless the participant ceased to be employed by the Bank or to be a qualified Officer. A bonus, granted to participants at the end of the three-year cycle, allowed them to repay all or part of the loan granted at the start of the cycle. For the cycles of 1991-1994 and 1992-1995, a total of 62 and 63 Officers respectively participated in this program and acquired shares for an aggregate consideration of $1,120,273 and $1,184,660.

                  At the end of the 1991-1994 cycle and the 1992-1995 cycle, total bonuses of $1,312,036 and $2,390,702, respectively, were paid to participants which, before taxes, represent repayment of 57% of the loans granted at the start of the 1991-1994 cycle and 100% of those granted for the 1992-1995 cycle. Repayment of these loans, approved by the Board of Directors, was effected based on the performance objectives reached for each cycle. All the loans granted under this program were repaid between December 15, 1994 and December 22, 1995.

Stock Option Plan

                  The Stock Option Plan (the "Plan") was introduced by the Bank on September 30, 1993 following approval by its Shareholders at the Annual Meeting held on February 3, 1994. The purpose of the Plan is to give Officers and other selected managers an opportunity to benefit from the appreciation in the value of the Common Shares of the Bank, thereby ensuring their interests are compatible with those of the Shareholders.

                  The Plan is administered by a Bank committee established by the Plan (the "Committee") which grants the options to employees based on their performance and their contribution to the Bank's success. This Committee is responsible for determining, from time to time, which employees may participate, and for setting the terms and conditions of each award.

                  The maximum number of Common Shares that may be issued under the Plan is 8,000,000 and the maximum number of Common Shares reserved for any one participant may not exceed 5% of the total number of Common Shares issued and outstanding.

                  The exercise price for each option awarded shall be equal to the closing price of the Common Shares of the Bank on the Montreal Exchange or the Toronto Stock Exchange, whichever is higher, on the business day preceding the date of the award.

                  In accordance with the Plan, options may be exercised in whole or in part before the termination date determined by the Committee at the time they are awarded, without exceeding the legal limit of 10 years. They shall expire on the termination date or, in the event of certain circumstances provided for in the Plan, shall expire in a specific timeframe.

                  A third award was granted under the Plan during the financial year ended October 31, 1996, with options on a total of 1,799,000 Common Shares being awarded to 295 Bank employees. In fact, options on a total of 699,000 and 534,000 Common Shares were awarded to 20 Executive Officers and 51 other Officers respectively. These options were awarded at an exercise price of $11.00. These options, up to 25% of which will be exercisable by their holders as of December 1996, with a further 25% exercisable as of December 1997 and 1998, and the remainder as of December 1999, shall expire on December 31, 2005. During the 30-day period prior to the options being awarded, the closing price of the Common Shares on the Montreal Exchange and the Toronto Stock Exchange fluctuated between $10.38 and $11.00.

Stock Appreciation Rights Plan

                  This new plan, which complements the Stock Option Plan without increasing the total amount of bonuses awarded, was presented to the Conduct Review and Corporate Governance Committee on October 30, 1996 and took effect following approval by the Board of Directors at its meeting of November 7, 1996. This plan has the same objectives as the Stock Option Plan and enables the Bank to award stock appreciation rights ("SARs") to Officers and selected managers instead of options. Under this plan, participants entitled to SARs may receive, on the exercise date of the SAR, a cash amount equal to the difference between
(i) the fair market value of a Bank Common Share on the award date and ii) its fair market value on the date it is exercised. Linking compensation to the appreciation in the value of Common Shares in this way ensures that the interests of employees awarded SARs are compatible with those of the Shareholders.

                  The table below indicates the number of share options awarded to Named Executive Officers under the Plan during the financial year ended October 31, 1996.

OPTIONS AWARDED TO NAMED EXECUTIVE OFFICERS DURING
THE FINANCIAL YEAR ENDED OCTOBER 31, 1996

                                                 % of Total
                                                   Options                         Market Value of
                                Number of        Awarded to                           Shares on
                              Shares Under        Employees       Exercise Price    Award Date of
                                 Options           During           of Option          Options
Name                             Awarded       Financial Year           $                 $            Expiry Date
-----------------------------------------------------------------------------------------------------------------------

Andre Berard                        134,000          7.4              11.00             11.00           31/12/2005
Leon Courville                       75,000          4.2              11.00             11.00           31/12/2005
Pierre Paquette                      50,000          2.8              11.00             11.00           31/12/2005
Jean Turmel                          60,000          3.3              11.00             11.00           31/12/2005
Real Raymond                         32,000          1.8              11.00             11.00           31/12/2005


                  The following table lists the options exercised during the financial year ended October 31, 1996 by each of the Named Executive Officers and the value of options unexercised at year end.

OPTIONS EXERCISED BY NAMED EXECUTIVE OFFICERS DURING THE FINANCIAL YEAR ENDED OCTOBER 31, 1996 AND NUMBER AND VALUE OF UNEXERCISED OPTIONS AT FINANCIAL YEAR END

                                                                                             Value of Unexercised
                                Number of      Aggregate Value         Number of          Options at Financial Year
                             Shares Acquired      Realized       Unexercised Options at           End(1)(2)
Name                           on Exercise            $          Financial Year End(1)                $
----------------------------------------------------------------------------------------------------------------------

Andre Berard                       nil               nil                       286,000                      691,500
Leon Courville                     nil               nil                       155,000                      374,000
Pierre Paquette                    nil               nil                       108,000                      257,500
Jean Turmel                        nil               nil                       118,000                      277,500
Real Raymond                       nil               nil                        66,000                      158,500


(1) The information provided in this table is for the financial year ended October 31, 1996, and includes all the options awarded, in terms of number and value, since the Plan was introduced. No option could be exercised before December 2, 1996.
(2) The value of unexercised options at financial year end is equal to the difference between the exercise price of the options and the market value of Common Shares of the Bank as at October 31, 1996, namely, $13.00 per share.

Pension Plans for Named Executive Officers of the Bank

Pension Plan

                  Named Executive Officers of the Bank participate in a defined benefit pension plan. This plan is fully funded according to the most recent actuarial valuation. For each year of credited service, the plan grants 2% of the average eligible earnings (defined as the average eligible earnings for the 60 highest-paid consecutive months based on salary alone) less the pension acquired under the Canada or Quebec pension plans ("CPP/QPP") while the Named Executive Officer participated in the Bank pension plan. However, this benefit shall not exceed the maximum pension prescribed under the Income Tax Act (Canada), currently $1,722 per year of credit service. The normal retirement age under the plan is 60. However, the plan does allow for early retirement, with the employer's consent, as of 55 years of age. In such cases, the benefits payable shall be reduced by the lesser of (i) 5% for each year of early retirement prior to age 60 or (ii) 2.5% for each year by which the sum of the participant's age and years of service falls short of 90.

Post-Retirement Allowance Program

                  Named Executive Officers of the Bank are also entitled to receive a post-retirement allowance for life. Two such programs exist.

                  The first, which is restricted to the Chairman of the Board and Chief Executive Officer and the President and Chief Operating Officer, grants an allowance which, for each year of credited service in the program (maximum 35 years), is equal to $900 plus 1.4% of the average annual compensation (base salary) for the 60 highest-paid consecutive months, less the pension payable under the CPP/QPP and the Bank pension plan. The payment conditions of this allowance are identical to those of the pension plan.

                  The second program, in which the other three Named Executive Officers participate, grants an allowance equal to the difference between the pension which would be payable if there were no provision for a maximum pension and the pension actually paid under the pension plan for the years recognized under the Post-Retirement Allowance Program. For purposes of calculating the pension not subject to a maximum, the average salary is limited to $150,000 for the years of service recognized under the allowance program prior to 1992 and to $180,000 as of 1992. The payment conditions of this allowance are identical to those of the pension plan.

Estimated Annual Benefits Payable at Retirement

                  The following tables show the estimated annual benefits payable under the pension plan and the Post-Retirement Allowance Program to the Named Executive Officers.


PENSION PAYABLE TO THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER AND TO THE PRESIDENT AND CHIEF OPERATING OFFICER AS OF AGE 60(1)

       Salary                                                      Years of Service
       ------             -------------------------------------------------------------------------------------------------
         $                    15                    20                    25                    30                    35
       225,000               57,204                76,272                95,341               115,305               135,555
       250,000               62,454                83,272               104,091               125,805               147,805
       300,000               72,954                97,272               121,591               146,805               172,305
       400,000               93,954               125,272               156,591               188,805               221,305
       500,000              114,954               153,272               191,591               230,805               270,305
       600,000              135,954               181,272               226,591               272,805               319,305

---------------

(1) The amounts in the "Salary" column of the "Summary of Aggregate Compensation of Named Executive Officers" table are used for the purposes of the above programs. Years of credited service, on the normal retirement date, have been estimated as follows: for the Chairman of the Board and Chief Executive Officer, 37 years; and for the President and Chief Operating Officer, 38 years. The pension is payable for life. Upon the participant's death, 50% of the pension is payable to the spouse. If there is no spouse, part of the pension is payable to the dependent children.


PENSION PAYABLE TO THE SENIOR EXECUTIVE VICE-PRESIDENT -- OPERATIONS AND THE SENIOR EXECUTIVE VICE-PRESIDENT -- TREASURY, BROKERAGE AND CORPORATE BANKING AS OF AGE 60 (1)


       Salary                                                      Years of Service
       ------             -------------------------------------------------------------------------------------------------
         $                    15                    20                    25                    30                    35
       100,000              26,454                35,272                44,091                53,805                63,805
       125,000              39,954                45,272                56,591                68,805                81,305
       150,000              41,454                55,272                69,091                83,805                98,805
       175,000              43,871                57,689                71,507                86,222               101,222
       200,000              44,354                58,172                71,991                86,705               101,705
       225,000              44,354                58,172                71,991                86,705               101,705
       250,000              44,354                58,172                71,991                86,705               101,705
       300,000              44,354                58,172                71,991                86,705               101,705
       400,000              44,354                58,172                71,991                86,705               101,705
       500,000              44,354                58,172                71,991                86,705               101,705


----------
(1) The amounts in the "Salary" column of the "Summary of Aggregate Compensation of Named Executive Officers" table are used for the purposes of the above programs. Years of credited service, on the normal retirement date, have been estimated as follows: for the Senior Executive Vice-President - Operations, 38 years; for the Senior Executive Vice-President - Treasury, Brokerage and Corporate Banking, 24 years. The pension is payable for life. Upon the participant's death, 50% of the pension is payable to the spouse. If there is no spouse, part of the pension is payable to the dependent children.


PENSION PAYABLE TO THE SENIOR VICE-PRESIDENT - TREASURY AND FINANCIAL MARKETS AS OF AGE 60(1)


       Salary                                                      Years of Service
       ------             -------------------------------------------------------------------------------------------------
         $                    15                    20                    25                    30                    35
       100,000               26,033                34,645                43,256                52,011                60,765
       125,000               28,450                37,061                45,672                54,428                63,181
       150,000               30,867                39,478                48,089                56,844                65,598
       175,000               33,283                41,895                50,506                59,261                68,015
       200,000               33,767                42,378                50,989                59,744                68,498
       225,000               33,767                42,378                50,989                59,744                68,498
       250,000               33,767                42,378                50,989                59,744                68,498

---------------

(1) The amounts in the "Salary" column of the "Summary of Aggregate Compensation of Named Executive Officers" table are used for the purposes of the above programs. Years of credited service, on the normal retirement date, have been estimated as follows: for the Senior Vice-President - Treasury and Financial Markets, 35 years. The pension is payable for life. Upon the participant's death, 50% of the pension is payable to the spouse. If there is no spouse, part of the pension is payable to the dependent children.

REPORT ON THE COMPENSATION OF THE EXECUTIVE OFFICERS OF THE
BANK

Respective Roles of the Executive Committee and the Conduct Review and Corporate Governance Committee

                  It is the responsibility of the Executive Committee to set and recommend to the Board of Directors the guidelines for the Bank in matters of aggregate compensation for Management, namely, the Executive Vice-Presidents, the Senior Vice-Presidents and the Vice-Presidents; it also submits timely recommendations to the Board of Directors with respect to their salaries and bonuses.

                  For its part, the Conduct Review and Corporate Governance Committee is responsible for specifically allocating aggregate compensation to the Named Executive Officers. It analyzes their compensation conditions and submits timely recommendations to the Board of Directors in this regard based on the objectives assigned to them and the results they obtained.

Compensation Policies

                  Compensation policies are designed to attract and retain competent Offices in order to ensure the long-term success of the company.

                  Over the past 10 years or so, the Bank has increasingly emphasized the variable aspect of compensation, which is essentially based on corporate results, both annual and long-term.

                  The recommendations of the Executive Committee and the Conduct Review and Corporate Governance Committee are based on the practices of the comparison market, namely, a group of Canadian financial institutions consisting of banks and trust companies, and on all other pertinent information obtained from compensation specialists at the Bank and from external consultants.

                  The basic principles underlying the Bank's current compensation policies are as follows:

            o The aggregate compensation of Officers is aligned with corporate performance;

            o Base salaries are generally below those of our comparison market;

            o Short- and long-term incentive compensation programs support corporate objectives and allow for a fully competitive compensation program if justified by financial and business development results;

            o The proportion of variable compensation increases in line with the level of responsibility. For example, in the case of the Chairman of the Board and Chief Executive Officer, the portion of variable compensation is larger than in the case of a Vice-President; and

            o The employee benefits and pension plan are comparable, on the whole, to those of the Bank's comparison market.

                  All compensation programs must be submitted to the Board of Directors for approval.

o        Base Salary

                  The base salary of the Named Executive Officers is based mainly on competitive salaries for positions of similar responsibilities and complexity. Salary surveys allow for a comparison to be made with the practices of the Bank's comparison market. In its recommendations to the Board of Directors regarding the base salary of the Named Executive Officers, the Conduct Review and Corporate Governance Committee notably takes into account each one's individual performance as well as the size and profitability of the Bank in relation to our comparison market.

                  As for all Officers, the base salary of the Named Executive Officers is revised annually or adjusted as required by major changes (promotions or reorganizations). The base salary changes in accordance with individual performance, corporate results and the comparison market.

                  Given market trends, a salary freeze was imposed on Management in 1994, 1995 and 1996, except in the case of certain Officers whose salary had to be repositioned owing to increased responsibilities and an inappropriate spread versus the comparison market. In addition, greater emphasis has been placed on variable compensation.

o        Incentive Compensation Programs

Short-Term Incentive Compensation

                  The annual short-term incentive compensation program offers Officers potential additional remuneration most notably based on their personal contribution to the Bank's annual results. The target objective each year is to reach the budgeted level of net income as established by the Bank; the size of the bonus is determined by the year-end results obtained.

                  For the financial year ended October 31, 1996, the Bank's financial results were very satisfactory, with net income increasing 30% over the previous financial year. The Bank's performance in 1996 therefore attests to the soundness of its strategy in recent years despite a precarious economic situation in Canada as a whole and what are still difficult conditions in Quebec.

                  Moreover, these results were obtained in an economic climate characterized by a small increase in credit demand. They also reflect the Bank's efforts to improve asset quality, step up the implementation of new technology and maintain a prudent investment strategy.

                  In addition, accomplishments such as the implementation of the Continuous Improvement Program in the branch network, the significant expansion in international operations, innovations in financial and electronic products, new networks for delivering services to client, the acquisition of The Municipal Savings & Loan Corporation and Family Trust Corporation and the Bank's increased presence in the insurance sector will help it to continue building on the progress made in recent years.

                  In light of these results, in December 1996 the Board of Directors approved the payment of bonuses to Officers.

Long-Term Incentive Compensation

                  The purpose of the Stock Option Plan and the Stock Appreciation Rights Plan is to motivate Officers by aligning their interests with those of the Bank's Shareholders. For further information, refer to the "Stock Option Plan" and the "Stock Appreciation Rights Plan" sections on pages 11 and 12.

Compensation of Chairman of the Board and Chief Executive Officer

                  The base salary of the Chairman of the Board and Chief Executive Officer was not increased in 1996 and has remained unchanged since July 1992.

                  The Conduct Review and Corporate Governance Committee awarded Mr. Berard a bonus of $588,080 in recognition of his special contribution, as head of the Bank, to the 1996 financial results.

                  The proportion of long-term incentive compensation was increased with the award of 134,000 stock options, thereby placing more emphasis on the appreciation of Bank shares.

                  In the opinion of the Conduct Review and Corporate Governance Committee, the aggregate compensation paid to Mr. Berard is reasonable but remains below the practices of the Bank's comparison market.

                  The table entitled "Summary of Aggregate Compensation of Named Executive Officers" on page 10 contains the data pertaining to the compensation of the Chairman of the Board and Chief Executive Officer, as approved by the Board of Directors in December 1994, 1995 and 1996 under the incentive compensation programs.

                  This report is submitted by the Conduct Review and Corporate Governance Committee in accordance with applicable securities legislation. As at December 12, 1996, this Committee was made up of the nine Directors listed below. The Committee met four times between January 1, 1996, the date on which it was created, and October 31, 1996. The Chairman of the Board and Chief Executive Officer is not a member of this Committee.

                                   Gerard Coulombe, Chair
                                   Marc Bourgie
                                   Mary S. Lamontagne
                                   Gaston Malette
                                   Leonce Montambault
                                   Robert Parizeau
                                   Michel Perron
                                   Guy St-Germain
                                   Louise B. Vaillancourt

Performance Graph for Common Shares of the Bank

                  The following graph compares the cumulative total return of a $100 investment in Common Shares of the Bank made on October 31, 1991 and the cumulative total return on the TSE 300 Stock Index as well as the "Banks and Trusts" and "Financial Services" components of said index for the five most recently completed financial years, assuming dividends are fully reinvested at the market price on each dividend payment date.

                                    [Graphic]






                                     Oct. 1991        Oct. 1992       Oct. 1993        Oct. 1994        Oct. 1995        Oct. 1996

                                         $                $               $                $                $                $

National Bank of Canada              100.00           78.47           107.00            99.74           118.80           148.07


TSE - Banks and Trusts               100.00           105.66          127.14           130.14           151.22           223.58


TSE - Financial Services             100.00           101.72          124.77           127.98           148.86           223.81


TSE 300                              100.00           98.12           128.85           133.01           141.54           181.62




                  Since December 22, 1995, there have been no loans outstanding granted to Officers and employees of the Bank and its subsidiaries for the purposes of purchasing Common Shares of the Bank under the former Long-Term Bonus Program. None of these loans was granted to a Director who was not an Officer.

                  As at January 10, 1997, total loans outstanding (other than routine indebtedness as defined by Canadian securities legislation) granted to Officers and employees of the Bank and its subsidiaries amounted to $284,126,565. This total includes loans secured by a mortgage for an aggregate amount of $271,226,675 and personal loans for an aggregate amount of $12,899,890. None of these loans was granted to a Director who was not an Officer.

                  The table below shows the loans granted by the Bank to Executive Officers.

TABLE OF INDEBTEDNESS OF EXECUTIVE OFFICERS


                                                          Largest Amount
                                                          tstanding During
                                                          the Year Ended                Balance as at
Name and Position                                         October 31, 1996            January 10, 1997 (1)
                                                          ---------------            --------------------

                                                                 $                            $

Andre Berard (2)                                             199,000                       88,000
Chairman of the Board and Chief Executive Officer

Jean-Pierre Belanger                                         403,300                      389,350
Executive Vice-President and Chairman of the Credit
Committee

Harvey L. Brooks                                             251,987                      200,461
Senior Vice-President - Ontario and Western Canada

Richard Carter                                               120,000                      106,964
Senior Vice-President - Research and Product
Management

Gisele Desrochers                                            189,438                      184,159
Senior Vice-President - Human Resources and
Administration

Tony P. Meti                                                  30,000                       30,000
Senior Vice-President - Banking

Roger P. Smock                                               762,513                      763,415
Senior Vice-President - United States


---------------

(1) All these loans were granted by the Bank and are: i) loan is secured by a mortgage, at one-third of Prime on the first $50,000 and at Prime less 5% on the amount in excess thereof but such rate cannot be lower than the rate applied to the first $50,000 or ii) personal loans granted at half of Prime.

(2)   Mr. Berard is a proposed nominee for election as a Director of the Bank.


Liability Insurance

                  The Bank purchases and maintains liability insurance for the benefit of its Directors and Officers; this insurance is also for the benefit of the Bank, to cover any and all indemnity it may have to pay to a Director or Officer for any liability incurred by such person in his or her capacity as Director or Officer of the Bank. The policy provides coverage in the amount of $20,000,000 and the deductible for the Bank under this policy is $1,000,000. A premium of $178,670 was paid for the period from December 31, 1995 to December 31, 1996.

Directors' Approval

                  The Board of Directors of the Bank has approved the contents of this Management Proxy Circular and the mailing thereof to the Shareholders.



Johanne L. Remillard
Vice-President -- Legal Affairs
and Corporate Secretary

Montreal, January 16, 1997

Confirmation of the Amendment to Section 4.1 of By-Law 1 of National Bank of Canada

                  Text of the resolution presented to Shareholders:

                  ON A MOTION DULY MADE AND SECONDED, IT WAS RESOLVED BY WAY OF A SPECIAL RESOLUTION THAT:

         the amendment to section 4.1 of By-Law 1 of the Bank, adopted by a resolution of the Board of Directors, dated December 19, 1996, be confirmed to read as follows:

                  "The Board of Directors shall consist of no less than twenty
                  (20) and no more than thirty (30) Directors of whom at least three-quarters shall be, at the time of their election of appointment, Canadian residents within the meaning of the Act.

                  "The number of Directors to be elected at any Annual Meeting of Shareholders shall be determined by resolution of the Board of Directors prior to the meeting and the Directors may furthermore, at any time provided there is a quorum, appoint a Director to fill any vacancy existing where the number of Directors is less than the maximum number authorized under these by-laws."

Proposals Made by a Shareholder

The following five proposals were presented to the Management of the Bank by Mr. Yves Michaud, residing at 4765 Meridian Avenue, Montreal, Quebec H3W 2C3.

         The proposals submitted by the above Shareholder were translated into English by the Bank.

PROPOSAL NO. 1

"REMUNERATION OF OFFICERS"

"It is proposed that the aggregate remuneration of the most highly paid officer of the bank, including annual salary, bonuses, awards, long-term incentive program payouts and any other form of compensation, not exceed 20 times the average salary of employees of the bank."

Statement by Shareholder:

"This recommendation was made in the February 12, 1996 issue of TIME magazine, quoting J.P. Morgan, president of the financial institution of that name. Furthermore, Stephen A. Jarislowsky, formerly a director of several Canadian corporations, stated in the magazine AFFAIRES PLUS of June 1996 that while it was important to pay competent persons a good salary, base salaries were often too high, bonuses excessive, purchase options ridiculous, stock purchase loans stupid, and that it was not right for such loans to be interest-free.

"Mr. Jarislowsky added that he found these inflated salaries grotesque, and felt that they were more indicative of greed than of management skill."

The Bank's position:

The Board of Directors recommends voting AGAINST this proposal for the following reasons:

The Board of Directors of the Bank is aware of the need to have a compensation policy that is based on establishing a reasonable link between the compensation of its Executive Officers, notably that of its Chief Executive Officer, and their respective contributions to the Bank's performance.

The aggregate compensation of the Bank's Chief Executive Officer is approved by the Board of Directors on the recommendation of its Conduct Review and Corporate Governance Committee. This Committee works in collaboration with external consultants specializing in compensation. This Management Proxy Circular contains a detailed description of the

Bank's aggregate compensation policy for Officers as well as the report of the Conduct Review and Corporate Governance Committee specifying the process involved, the frame of reference and the reasons justifying the decisions made.

According to data obtained from the firm Towers Perrin and compiled from information contained in the management circulars of 257 of the publicly-held Canadian companies comprising the TSE 300, the Bank ranked 37th in terms of revenue and 28th in terms of net profits in 1995 whereas the compensation (salary + short-term bonus) paid to the Chief Executive Officer, as a percentage of profits, ranked 219th.

The Board of Directors deems that it is in the interest of Shareholders to maintain an aggregate compensation policy for its most senior officer that reflects changes in the comparison market and the Bank's performance, rather than to cap it arbitrarily on the basis of a standard of compensation attributed to J.P. Morgan, a 19th century financier.


PROPOSAL NO. 2

"LOAN PROGRAM FOR EXECUTIVE OFFICERS"

"It is proposed that the loan program for directors, executive officers and senior officers, other than under securities purchase programs, be terminated on December 31, 1997."

Statement by Shareholder:

"This type of program includes loans at one-third or one-half of the prime lending rate, depending on the institution in question, for the purchase of residential properties or personal borrowings. This practice, which benefits executive officers who are already amply compensated under other programs, is clearly abusive. Royal Bank of Canada terminated its program on December 6, 1995. Since the comparison market is often invoked with respect to the remuneration of bank officers to justify exorbitant salaries, given the step taken by the country's largest bank, the other banking institutions might be expected to follow suit."

The Bank's position:

The Board of Directors recommends voting AGAINST this proposal for the following reasons:

As part of its compensation policy, the Bank offers all its employees, including Officers, reduced interest rates on personal loans and loans secured by a mortgage. This practice is widespread among both financial and other types of companies and involves offering various advantages based on the nature of the products and services provided.

The cost of this form of compensation is insignificant, amount to about $250,000 for the Bank's approximately 70 Officers combined. This benefit is taxable on a personal basis.

In the Bank's opinion, this component of its compensation policy should be maintained as it fosters greater loyalty among employees and Officers alike.


PROPOSAL NO. 3

"CHAIRMAN OF THE BOARD OF DIRECTORS"

"It is proposed that the chairman of the board of directors be designated from among the members of the board who are not members of the bank's personnel."

Statement by Shareholder:

"This proposal is in line with recommendation 6.15 (page 41) of the Toronto Stock Exchange report on corporate governance in Canada (December 1994).

"The report states that the board of directors must conduct an independent evaluation of the performance of a company's senior executives. This is not the case when the president and chief operating officer who is at the same time chairman of the board must evaluate himself and his senior colleagues. To avoid any real or apparent conflict of interest, the report states that 'the means for implementing this guideline is for the board to appoint a strong non- executive chair of the board whose principal responsibility is managing the board of directors'."

The Bank's position:

The Board of Directors recommends voting AGAINST this proposal for the following reasons:

While separating the role of the Chairman of the Board from that of the Chief Executive Officer is favoured by financial market participants, the two roles are not separate in the case of most publicly-held companies in Canada. Indeed, many believe that combining these two functions can be very beneficial, notably by holding the incumbent of such position more accountable for the smooth running of the company and by attracting a higher caliber of candidates for the position of Chief Executive Officer.

The Board of Directors of the Bank fees that the approach to be taken in this regard should always be a function of the circumstances, the company's strategies and the experience of the persons in place. At present, the Board is of the opinion that it is advantageous to continue


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                                       32

combining these two functions. The Chief Executive Officer's in-depth knowledge of the Bank's business and his involvement as Chairman of the Board represent an invaluable contribution to the Board of Directors and to the Bank as a whole. This does not, however, preclude the possibility that these two functions might be separated at some stage in the future.

In order to ensure its independence, the Board of Directors has adopted appropriate procedures and, notably, has instituted semi-annual meetings of the Board of Directors at which Bank Officers are not present. It also benefits from the expertise and recommendations of members of its Conduct Review and Corporate Governance Committee, most of whom are independent Directors, when it evaluates the performance of the Chairman of the Board and Chief Executive Officer of the Bank.

Lastly, the Toronto Stock Exchange report on corporate governance (the "Dey Report") does not contain any formal recommendation on the matter and limits itself to formulating certain suggestions.


PROPOSAL NO. 4

"INELIGIBILITY OF PROVIDERS OF SERVICES"

"It is proposed that a person who is related to the bank as a provider of services not be eligible to be a member of the board of directors."

Statement by Shareholder:

"The Toronto Stock Exchange report, on page 24 (sections 5.9 and 5.10), deals with the independence of members of the board of directors vis-a-vis management. According to the report, the board should be constituted so that it can bring objective judgment to bear on all issues in all circumstances.

"To quote from the report: 'An easy example is the director who provides services to the company, for example legal or financial services. He or she would generally not be regarded as an unrelated director because the dependence of the advisor/director upon management of the company as a client could ... interfere with the director's ability to objectively assess, for example, the performance of management'."

The Bank's position:

The Board of Directors recommends voting AGAINST this proposal for the following reasons:


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                                       33


Of the Bank's 23 Directors, 19 are unrelated directors (83%) within the meaning of the Dey Report, which is in keeping with the report's guideline that "every board should be constituted with a majority of individuals who qualify as unrelated" (section 5.7).

The Board of Directors is of the opinion that adopting an arbitrary rule that goes beyond the regulatory requirements and excludes all providers of services could deprive the Bank of the expertise of persons who have made an invaluable contribution to it specifically through their extensive knowledge of the Bank's business as well is their professional training and experience.


PROPOSAL NO. 5

"LIMITING THE TERM OF BOARD MEMBERS"

"It is proposed that the term of members of the board of directors, other than officers of the bank, not exceed 10 consecutive years."

Statement by Shareholder:

"Although the Toronto Stock Exchange does not make any official recommendation in this regard in its report, representation were made by the witnesses consulted to the effect that the term of a director should be limited to six or seven years in order to ensure a steady influx of new people and fresh ideas, and to prevent directors from considering their positions as a sinecure.

"The suggestion seems opportune, and the suggested compromise of 10 years is judicious and apt to provide reasonable leeway for the optimal functioning of the board of directors."

The Bank's position:

The Board of Directors recommends voting AGAINST this proposal for the following reasons:

The Bank deems that there is no need to set specific limits on the term of a Director's mandate, believing that all Directors should retain their seat on the Board as long as they contribute to the effectiveness of deliberations. Establishing an arbitrary limit, such as 10 years, would deprive the Board of the Bank of the experience accumulated during economic cycles spanning more than 10 years and diminish the Board's collective memory with respect to the Bank.



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                                       34

This approach is in keeping with the Dey Report which, after expressing the view that a guideline setting a maximum term for directors would be artificial and unnecessary, declared:

                  "We believe that the nominating committee, which will be assessing the performance of the board, can propose changes to the board composition which can result in the injection of a fresh approach to board decisions where appropriate."



To pass, the resolutions presented in Appendix 2 must be approved by the majority of votes cast by the Shareholders, present or represented by proxy, who are entitled to vote at the Meeting.


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                                       35
















Legal deposit:
1st Quarter 1997
Bibliotheque nationale du Quebec



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